Exhibit 5.1

RISE Education Cayman Ltd

Room 101, Jia He Guo Xin Mansion

No. 15 Baiqiao Street

Guangqumennei

Dongcheng District, Beijing 100062

People’s Republic of China

18 October 2017

Dear Sirs

RISE Education Cayman Ltd

We have acted as Cayman Islands legal advisers to RISE Education Cayman Ltd (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company and certain shareholders (the “Selling Shareholders”) of certain American Depositary Shares (the “ADSs”) representing the Company’s ordinary shares of par value US$0.01 each (the “Shares”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents and such other documents as we have deemed necessary in order to render the opinions below:

1.1	The certificate of incorporation dated 16 July 2013 and the certificate of incorporation on change of name dated 16 June 2017 issued by the Registrar of Companies in the Cayman Islands.

1.2	The amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on 30 September 2013 (the “Pre-IPO M&A”).

1.3	The amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 22 September 2017 and effective conditional and immediately prior to the completion of the Company’s initial public offering of the ADSs representing the Shares (the “IPO M&A”).

1.4	The written resolutions of the directors of the Company dated 22 September 2017 (the “Directors’ Resolutions”).

1.5	The written resolutions of the shareholders of the Company dated 22 September 2017 (the “Shareholders’ Resolutions”).

1.6	A certificate from a Director of the Company addressed to this firm dated 22 September 2017, a copy of which is attached hereto (the “Director’s Certificate”).

1.7	A certificate of good standing dated 21 September 2017, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, with effect immediately prior to the completion of the Company’s initial public offering of the ADSs representing the Shares, will be US$2,000,000 divided into 200,000,000 ordinary shares with a par value of US$0.01 each.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. The Shares offered by the Selling Shareholders are legally issued and allotted and (assuming the purchase price therefor has been paid in full) fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion the phrase “non-assessable” means, with respect to Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Encl

Director’s Certificate

RISE Education Cayman Ltd

Room 101, Jia He Guo Xin Mansion

No. 15 Baiqiao Street

Guangqumennei

Dongcheng District, Beijing 100062

People’s Republic of China

22 September 2017

To:	Maples and Calder (Hong Kong) LLP

53/F, The Center

99 Queen’s Road Central

Central, Hong Kong

Dear Sirs

RISE Education Cayman Ltd (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Pre-IPO M&A remain in full and effect and, except as amended by the Shareholders’ Resolutions adopting the IPO M&A, are otherwise unamended.

2	The Directors’ Resolutions were duly passed in the manner prescribed in the Pre-IPO M&A (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The Shareholders’ Resolutions were duly passed in the manner prescribed in the Pre-IPO M&A and have not been amended, varied or revoked in any respect.

4	The authorised share capital of the Company is US$2,000,000 divided into 200,000,000 ordinary shares of a par value of US$0.01 each.

5	The authorised share capital of the Company, with effect immediately prior to the completion of the Company’s initial public offering of the ADSs representing the Shares, will be US$2,000,000 divided into 200,000,000 ordinary shares of a par value of US$0.01 each.

6	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

7	The directors of the Company at the date of the Directors’ Resolutions were as follows:

David Benjamin Gross-Loh

Yiding Sun

Lihong Wang

Zhongjue Chen

8	The minutes book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

9	Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

10	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Zhongjue CHEN
Name:	Zhongjue CHEN
Title:	Director

Signature:	/s/ David Benjamin GROSS-LOH
Name:	David Benjamin GROSS-LOH
Title:	Director

Signature:	/s/ Yiding SUN
Name:	Yiding SUN
Title:	Director

Signature:	/s/ Lihong WANG
Name:	Lihong WANG
Title:	Director